Exhibit 10.138

STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (the “Agreement”) dated as of April 20, 2026, is entered into by and among ALT5 Sigma Corporation, a Nevada corporation (the “Purchaser”), Block Street Corp., a Nevada corporation (the “Company”), and the stockholders of the Company listed on Schedule 1 to this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

A. The Stockholders are the record and beneficial owners of the number of shares of capital stock of the Company (the “Company Common Stock”) respectively set forth opposite each Stockholder’s name on Schedule 1, which shares of Company Common Stock collectively constitute all of the issued and outstanding shares of capital stock in the Company.

B. Purchaser desires to purchase from the Stockholders, and the Stockholders desire to sell to Purchaser, all, and not less than all, of their shares of Company Common Stock in exchange for the issuance of shares of Acquisition Common Stock and grant of Acquisition Warrant, all on the terms and subject to the conditions set forth in this Agreement (the “Exchange”).

C. As a result of the Exchange, Purchaser will become the sole stockholder of the Company, and the Company will become a wholly-owned subsidiary of Purchaser.

D. Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.

AGREEMENT

In consideration of the agreements, provisions and covenants set forth below, Purchaser, the Company, and each of the Stockholders, hereby agree as follows:

ARTICLE I.

EXCHANGE OF SHARES

1.1 Agreement to Sell.

Upon the terms and subject to all of the conditions contained herein, each of the Stockholders hereby agrees to sell, assign, transfer, and deliver to Purchaser, and Purchaser hereby agrees to purchase and accept from each of the Stockholders, on the Closing Date, all, and not less than all, of the shares of Company Common Stock.

1.2 Exchange Securities.

(a) Acquisition Stock to be Delivered at the Closing. In connection with the sale, assignment, transfer, and delivery of the Company Common Stock by all of the Stockholders to the Purchaser, and upon the terms and subject to all of the conditions contained herein, at the Closing, Purchaser shall issue and distribute an aggregate of that number of shares of Purchaser (collectively, the “Acquisition Stock”) equal to $12,000,000 divided by the Nasdaq Minimum Price, which is $0.9471, which represents the average NOCP of the five trading days preceding the date of this Agreement (the “Acquisition Stock Issuance Price”) to all of the Stockholders on a pro-rata basis based upon their respective record and beneficial ownership interest in the Company, in accordance with Schedule I and as certified by the President of the Company, at the Closing.

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(b) Acquisition Warrants to be Delivered at the Closing. Also in connection with the sale, assignment, transfer and delivery of the Company Common Stock by all of the Stockholders to the Purchaser, and upon the terms and subject to all of the conditions contained herein, at the Closing, the Purchaser shall grant and distribute pre-funded warrants to all of the Stockholders, or their assigns, on a pro-rata basis based upon their respective record and beneficial ownership interest in the Company, such pre-funded warrants exercisable for the purchase of shares of Purchaser Common Stock upon the terms and conditions set forth therein (the “Acquisition Warrants”; the shares of Purchaser Common Stock, underlying the Acquisition Warrants, the shares of “Acquisition Warrant Stock”), in accordance with Schedule I, as follows:

(i) The Stockholders shall be granted Acquisition Warrants representing that number of shares of Purchaser Common Stock valued at $15,000,000, based on the pricing modality set forth in Section (iii), below, that, upon the Company having generated US GAAP-compliant net revenues, applied consistently with ALT5’s historical accounting policies, on a trailing four consecutive Purchaser-quarterly reporting basis of not less than $20,000,000 (the “First Milestone”), as certified by the principal financial officer of Purchaser. The Acquisition Warrants shall be exercisable during the five-year term thereof from and after the last day of such trailing fourth Purchaser quarter.

(ii) The Stockholders shall be granted Acquisition Warrants representing that number of shares of Purchaser Common Stock valued at $16,000,000, based on the pricing modality set forth in Section (iii), below, that, upon the Company having generated US GAAP-compliant annual “Modified Operating Income,”1 applied consistently with ALT5’s historical accounting policies, on a trailing four consecutive Purchaser-quarterly reporting basis of not less than $8,000,000 (the “Second Milestone”), as certified by the principal financial officer of Purchaser. The Acquisition Warrants shall be exercisable during the five-year term thereof from and after the last day of such trailing fourth Purchaser quarter.

(iii) All Acquisition Warrants issued pursuant to this Section 1.2(b) shall (i) have an exercise price which shall be the greater of (A) the Acquisition Stock Issuance Price and (B) the Nasdaq Minimum Price on the dates that the First Milestone and the Second Milestone, respectively, occur, (ii) have a term of five years, and (iii) otherwise be substantially in the form of the Acquisition Warrants attached hereto as Exhibit B-1 and Exhibit B-2. Accordingly, in the event that the Acquisition Warrant exercise price is greater than the Acquisition Stock Issuance Price, the number of shares of Purchaser Common Stock underlying each of the Acquisition Warrants shall be proportionately reduced to maintain such $15,000,000 or $16,000,000 aggregate value.

1 Modified Operating Income is Net Operating Income plus realized gains and minus realized losses from the sale of tokens generated by the initial coin offerings operations of the Purchaser.

Net Operating Income is defined as follows, using the following categories as defined in SEC Regulation S-X Section 210.5-03:

Net sales and gross revenues, less

a.	Costs and expenses applicable to sales and revenues, and
b.	Other operating costs and expenses, and
c.	Selling, general and administrative expenses, and
d.	Provision for doubtful accounts and notes, and
e.	Other general expenses.

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(c) Lock-up and Leak-out Provisions. The shares of Acquisition Stock and the shares of Acquisition Warrant Stock, if, when, and as issued, are subject to equivalent lock-ups and leak-outs in accordance with the following provisions:

(i) Lock-up of Acquisition Stock. Except as set forth below, from and after the Closing Date, through and including the twenty-four (24)-month anniversary thereof, each initial issuee of shares of Acquisition Stock shall not, directly or indirectly, sell, give, swap, transfer, or hypothecate, or grant any option for the sale, gift, swap, transfer, or hypothecation, to any third party in respect of any of such issuee’s shares, independently of whether such prohibited transaction would or could, directly or indirectly, provide any economic value to such issuee (any such enumerated transaction or any transaction analogous thereto, an “Acquisition Stock Lock-up”). Notwithstanding the above, twenty-five percent (25%) of the shares of Acquisition Stock that are the subject of this Lock-up shall each be released therefrom in six-month increments, commencing on the six-month anniversary of the Closing Date; provided, however, that, from and after the six-month anniversary of the Closing Date, the Company, in its sole and absolute discretion, may, at any time thereafter or from time to time thereafter, release the shares of Acquisition Stock, in whole or in part, from the provisions of this Acquisition Stock Lock-up for any reason or for no reason.

(ii) Lock-up of Acquisition Warrant Stock. Except as set forth below, from and after the exercise of any Acquisition Warrant, through and including the twenty-four-month anniversary thereof, each initial exercising party of an Acquisition Warrant shall not, directly or indirectly, sell, give, swap, transfer, or hypothecate, or grant any option for the sale, gift, swap, transfer, or hypothecation, to any third party in respect of any of such exercising party’s shares of Acquisition Warrant Stock, independently of whether such prohibited transaction would or could, directly or indirectly, provide any economic value to such exercising party (any such enumerated transaction or any transaction analogous thereto, an “Acquisition Warrant Stock Lock-up”). Notwithstanding the above, twenty-five (25%) percent of the shares of Acquisition Warrant Stock that are the subject of this Acquisition Warrant Stock Lock-up shall each be released therefrom in six-month increments, commencing on the six-month anniversary of the relevant exercise of an Acquisition Warrant; provided, however, that, from and after the six-month anniversary of the relevant exercise of an Acquisition Warrant, the Company, in its sole and absolute discretion, may, at any time thereafter or from time to time thereafter, release the shares of Acquisition Warrant Stock, in whole or in part, from the provisions of this Acquisition Warrant Stock Lock-up for any reason or for no reason.

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(iii) Leak-out of Acquisition Stock. From and after the expiration of the relevant Acquisition Stock Lock-up period, the relevant issuee has the right, but not the obligation, to sell into the public markets on each trading day that the quantum of shares of Acquisition Stock that are no longer subject to the Acquisition Stock Lock-up in an amount that does not exceed 10% of the average number of shares of Purchaser Common Stock sold in the public markets during each of the twenty (20) trading days preceding the date on which the relevant issuee sells any of such shares of Acquisition Stock, the daily trading volume as reflected on nasdaq.com (the “Acquired Stock Daily Leak-out Volume”). The Acquired Stock Daily Leak-out Volume is not cumulative; that is to say, that it is a trading day “use it or lose it” right. Further, the gross price of each such share sold by the relevant issuee shall be at not less than the “best bid” at the time that the relevant issuee places a sell order with his or its broker, no matter how such sell order is placed. If the relevant issuee, in a transaction not involving the public markets, shall sell or otherwise give, swap, transfer, or hypothecate, or grant any option for the sale, gift, swap, transfer, or hypothecation, to any third party in respect of any of such issuee’s shares of Acquisition Stock, then (A) as a condition precedent to the closing of such a transaction, such third party shall execute an agreement in favor of the Purchaser that contains leak-out provisions substantially similar to the leak-out provisions set forth in this section and (B) any sales into the public markets by such third party shall be aggregated on a daily basis with any sales into the public markets by the relevant issuee. Notwithstanding anything to the contrary that may be provided in this section, the Acquired Stock Daily Leak-out Volume shall be adjusted for forward stock splits, reverse stock splits (consolidations), and recapitalizations of shares of Purchaser Common Stock and similar transactions affecting all holders of Purchaser Common Stock equally.

(iv) Leak-out of Acquisition Warrant Stock. From and after the expiration of the relevant Acquisition Warrant Stock Lock-up period, each initial exercising party of an Acquisition Warrant has the right, but not the obligation, to sell into the public markets on each trading day that the quantum of shares of Acquisition Warrant Stock that are no longer subject to the Acquisition Warrant Stock Lock-up in an amount that does not exceed 10% of the average number of shares of Purchaser Common Stock sold in the public markets during each of the twenty (20) trading days preceding the date on which the initial exercising party of an Acquisition Warrant sells any of such shares of Acquisition Warrant Stock, the daily trading volume as reflected on nasdaq.com (the “Acquired Warrant Stock Daily Leak-out Volume”). The Acquired Warrant Stock Daily Leak-out Volume is not cumulative; that is to say, that it is a trading day “use it or lose it” right. Further, the gross price of each such share sold by the initial exercising party of an Acquisition Warrant shall be at not less than the “best bid” at the time that the relevant initial exercising party of an Acquisition Warrant places a sell order with his or its broker, no matter how such sell order is placed. If the initial exercising party of an Acquisition Warrant, in a transaction not involving the public markets, shall sell or otherwise give, swap, transfer, or hypothecate, or grant any option for the sale, gift, swap, transfer, or hypothecation, to any third party in respect of any of such issuee’s shares of Acquisition Warrant Stock, then (A) as a condition precedent to the closing of such a transaction, such third party shall execute an agreement in favor of the Purchaser that contains leak-out provisions substantially similar to the leak-out provisions set forth in this section and (B) any sales into the public markets by such third party shall be aggregated on a daily basis with any sales into the public markets by the initial exercising party of an Acquisition Warrant. Notwithstanding anything to the contrary that may be provided in this section, the Acquired Warrant Stock Daily Leak-out Volume shall be adjusted for forward stock splits, reverse stock splits (consolidations), and recapitalizations of shares of Purchaser Common Stock and similar transactions affecting all holders of Purchaser Common Stock equally.

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1.3 Mechanics of Exchange.

(a) At the Closing, each Stockholder shall surrender the certificate or certificates that, immediately prior to the Closing, represented the shares of Company Common Stock (the “Certificates”) to the exchange agent designated by Purchaser in exchange for the shares of Acquisition Stock and the grant of the Acquisition Warrants.

(b) Promptly after the Closing, Purchaser or its designated exchange agent shall make available to each Stockholder a letter of transmittal and instructions for use in effecting the surrender of Certificates in exchange for the Acquisition Stock and the Acquisition Warrants. Upon surrender of his or its respective Certificate(s) to such exchange agent together with the letter of transmittal, duly executed, the Stockholder shall be entitled to in exchange therefor (i) be issued such number of shares of Acquisition Stock and (ii) to be granted Acquisition Warrants as such Stockholder has the right to receive in respect of the Certificate(s) so surrendered pursuant to the provisions of this Article I.

1.4 No Fractional Shares of Acquisition Stock.

No fraction of a share of Purchaser Common Stock shall be issued in the Exchange. In lieu of fractional shares, the Stockholders, upon surrender of their respective Certificates as set forth in Section 1.3, shall be issued that number of shares of Purchaser Common Stock resulting by rounding up to the nearest whole number of shares of Acquisition Stock that each such Stockholder shall receive as a result of the Exchange.

1.5 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m., Pacific Daylight Time, at the principal administrative offices of Purchaser, or at a location mutually agreed upon by Purchaser and the Company, on or before April 20, 2026 (the “Closing Date”); provided, however, that, if all of the other conditions set forth in Articles VI and VII hereof are not satisfied or waived, unless this Agreement has been terminated under Article IX hereof, or at such date, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as Purchaser, the Company and the Stockholders shall agree.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AND THE STOCKHOLDERS

Except as set forth in the Disclosure Schedule, consisting of information about the Company provided by the Company and the Stockholders to Purchaser in connection with this Agreement (the “Company Disclosure Schedule”), each of the Company and each of the Stockholders represents and warrants jointly and severally to Purchaser as follows:

2.1 Organization; Good Standing; and Qualification.

The Company is duly incorporated, validly existing and in good standing under the laws of the State of Nevada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be in good standing or to have such governmental licenses, authorizations, consents and approvals will not, in the aggregate, either (i) have a Material Adverse Effect on the business, assets or financial condition of the Company or (ii) impair the ability of the Company to perform its obligations under this Agreement. The Company is duly qualified, licensed, or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing, or domestication, except where the failure to be so qualified, licensed, or domesticated will not have a Material Adverse Effect. Set forth as part of the Company Disclosure Schedule is a list of those jurisdictions in which the Company presently conducts its business and owns, holds, and operates its properties and assets.

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2.2 Subsidiaries.

The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. The Company does not have any direct or indirect interests of stock ownership or otherwise in any corporation, partnership, joint venture, firm, association, or business enterprise, and is not party to any agreement to acquire such an interest.

2.3 Articles of Incorporation and Bylaws.

The Articles of Incorporation, Bylaws, and other Organizational Documents, each as amended to the date of this Agreement (the “Company’s Charter Documents”) and all other corporate governance documents of the Company (collectively, with the Company’s Charter Documents, the “Company’s Organizational Documents”), a true and complete copy of each of which was delivered to Purchaser prior to the execution of this Agreement, constitute all of the Organizational Documents of the Company and will not have been amended or repealed between the date of this Agreement and the Closing Date. The Company is not in violation or breach of any of the provisions of the Company’s Organizational Documents, except for such violations or breaches, which, in the aggregate, will not have a Material Adverse Effect on the Company.

2.4 Authorization; Binding Nature of Agreements.

(a) This Agreement and each of the Transaction Agreements constitute the legal, valid, and binding obligation of each person or entity who is a party thereto (other than Purchaser), enforceable against each such person or entity in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity. Each Stockholder has all requisite legal capacity to execute and deliver this Agreement and the Transaction Agreements to which he or it is a party, and to perform his or its obligations hereunder and thereunder. The execution and delivery by each of the Company and each of the Stockholders of this Agreement and the Transaction Agreements (to the extent either is a party thereto), and the consummation of the transactions contemplated herein and therein (the “Transactions”) have been authorized by all necessary corporate or other action on the part of the Company and each of the Stockholders. This Agreement and the Transaction Agreements have been duly executed and delivered by the parties thereto (other than Purchaser).

(b) There is no pending Proceeding, and, to the Company’s and each of the Stockholders’ knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Exchange or the Company’s and the Stockholders’ ability to comply with or perform any of their respective obligations and covenants under the Transactional Agreements, and, to the knowledge of the Company and each of the Stockholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

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2.5 No Violation.

Neither the execution nor delivery of this Agreement or the Transaction Agreements, nor the consummation or performance of any of the Transactions by the Company or the Stockholders will directly or indirectly:

(a) (i) violate or conflict with any provision of the Company’s Organizational Documents of the Company; (ii) result in (with or without notice or lapse of time) a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or require notice under, any agreement, promissory note, lease, instrument or arrangement to which the Company or any of its assets are bound or result in the creation of any Liens upon the Company or any of its assets; (iii) violate any order, writ, judgment, injunction, ruling, award or decree of any Governmental Body; (“Governmental Body”); (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation that relates to the Stockholders or the Company or any of the assets of the Company; or (v) result in cancellation, modification, revocation or suspension of any permits, licenses, registrations, consents, approvals, authorizations or certificates issued or granted by any Governmental Body which are held by or granted to the Stockholders or the Company or which are necessary for the conduct of the Company’s business; or

(b) to the knowledge of the Company or each of the Stockholders, cause the Company to become subject to, or to become liable for the payment of, any Tax (as hereinafter defined) or cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body.

None of the Company or the Stockholders is or will be required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization (a “Consent”) from any person or entity (including, without limitation, any Governmental Body) in connection with (i) the execution and delivery of this Agreement or any of the Transaction Agreements or (ii) the consummation or performance of any of the Transactions.

2.6 Capitalization and Related Matters.

(a) Capitalization. The Company has issued and outstanding one hundred thousand (100,000) shares of Company Common Stock. Except as set forth in the preceding sentence, no other class or series of capital stock or other security of the Company is authorized, issued, reserved for issuance, or outstanding. The Stockholders, as of the Closing Date, are the lawful, record and beneficial owners of the number of shares of Company Common Stock set forth opposite each Stockholder’s name on Schedule 1 attached hereto. The Stockholders have, as of the date hereof and as of the Closing Date, valid and marketable title to their respective Stock, free and clear of all Liens (including, without limitation, any claims of spouses under applicable community property laws) and are the lawful, record and beneficial owners of all of the Company Common Stock. Except as is issued to and held by the Stockholders or the Company, no other class of capital stock or other security of the Company, as applicable, is authorized, issued, reserved for issuance or outstanding. At the Closing, Purchaser will be vested with good and marketable title to the Company Common Stock, free and clear of all Liens (including, without limitation, any claims of spouses under applicable community property laws). No legend or other reference to any purported Lien appears upon any certificate representing the Company Common Stock. Each of the shares of Company Common Stock owned of record and beneficially by the Stockholders has been duly authorized and validly issued and is fully paid and nonassessable. None of the outstanding capital or other securities of the Company was issued, redeemed, or repurchased in violation of the Securities Act or any other securities or “blue sky” laws.

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(b) No Redemption Requirements. There are no authorized or outstanding options, warrants, equity securities, calls, rights, commitments, or agreements of any character by which the Company or any of the Stockholders is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company. There are no outstanding contractual obligations (contingent or otherwise) of the Company to retire, repurchase, redeem, or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

2.7 Compliance with Laws and Other Instruments.

Except as would not have a Material Adverse Effect, the business and operations of the Company have been and are being conducted in accordance with all applicable foreign, federal, provincial, and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. There are no permits, bonuses, registrations, consents, approvals, authorizations, certificates, or any waiver of the foregoing, which are required to be issued or granted by a Governmental Body for the conduct of the Business as presently conducted or the ownership of the assets of the Company. Except as would not have a Material Adverse Effect, the Company is not, and has not received notice alleging that it is, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Company’s Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which the Company is a party or by which any of the Company’s properties, assets or rights are bound or affected. To the knowledge of the Company, no other party to any material contract, agreement, lease, license, commitment, instrument, or other obligation to which the Company is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. The Company is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of the Company, any event or circumstance relating to the Company that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits the Company from entering into this Agreement and the Transaction Agreements or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement, the Transaction Agreements or the consummation of the Transactions contemplated hereby or thereby.

2.8 Certain Proceedings.

There are no outstanding or pending proceedings that has been commenced against or involving the Company or any of its assets and, to the knowledge of the Company and the Stockholders, no matters of the foregoing nature are contemplated or threatened. None of the Company or the Stockholders has been charged with, and is not threatened with, or under any investigation with respect to, any allegation concerning any violation of any provision of any federal, provincial, local, or foreign law, regulation, ordinance, order, or administrative ruling, and is not in default with respect to any order, writ, injunction, or decree of any Governmental Body.

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2.9 No Brokers or Finders.

None of the Company, the Stockholders, or any officer, director, independent contractor, consultant, agent, or employee of the Company has agreed to pay, or has taken any action that will result in any person or entity becoming obligated to pay or entitled to receive, any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions. The Company and the Stockholders shall jointly and severally indemnify and hold Purchaser harmless against any liability or expense arising out of, or in connection with, any such claim.

2.10 Title to and Condition of Properties.

The Company has good, valid, and marketable title to all of its properties and assets (whether real, personal, or mixed, and whether tangible or intangible) reflected as owned in its books and records, free and clear of all Liens. The Company owns or holds under valid leases or other rights to use all real property, plants, machinery, equipment, and all assets necessary for the conduct of its business as presently conducted, except where the failure to own or hold such property, plants, machinery, equipment, and assets would not have a Material Adverse Effect on the Company. No Person other than the Company owns or has any right to the use or possession of the assets used in the Company’s business. The material buildings, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put or would be put in the Ordinary Course of Business, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

2.11 Absence of Undisclosed Liabilities.

The Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether asserted or unasserted, whether due or to become due, whether or not known to the Company) arising out of any transaction entered into prior to the Closing Date or any act or omission prior to the Closing Date which individually or taken together would constitute a Material Adverse Effect on the Company and have no debt, obligation or liability to each other or any of the Stockholders or their affiliates, except to the extent specifically set forth on or reserved against on the Balance Sheet of the Company.

The financial statements of the Company, as delivered to the Purchaser, are consistent with the books and records of the Company and fairly present in all material respects the financial condition, assets, and liabilities of the Company, as applicable, taken as a whole, as of the dates and periods indicated, and were prepared in accordance with GAAP (except as otherwise indicated therein or in the notes thereto).

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2.12 Changes.

The Company has not, since its formation:

(a) Ordinary Course of Business. Conducted its business or entered into any transaction other than in the Ordinary Course of Business, except for this Agreement.

(b) Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects which would have a Material Adverse Effect;

(c) Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers, and directors in the Ordinary Course of Business;

(d) Compensation and Bonuses. Made any payments of any bonuses or compensation other than regular salary payments, or increase in the salaries, or payment on any of its debts in the Ordinary Course of Business, to any of its stockholders, directors, officers, employees, independent contractors, or consultants or entry into by it of any employment, severance, or similar contract with any director, officer, or employee, independent contractor or consultant; Adopted, or increased in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees;

(e) Liens. Created or permitted to exist any Lien on any of its properties or assets other than Permitted Liens;

(f) Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; changed its authorized or issued capital stock; granted any stock option or right to purchase shares of its capital stock; issued any security convertible into any of its capital stock; granted any registration rights with respect to shares of its capital stock; purchased, redeemed, retired, or otherwise acquired any shares of its capital stock; declared or paid any dividend or other distribution or payment in respect of shares of capital stock of any other entity;

(g) Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its stockholders;

(h) Material Contracts. Terminated or modified any of its Material Contract except for termination upon expiration in accordance with the terms of such agreements, a description of which is included in the Company’s Disclosure Schedule;

(i) Claims. Released, waived, or cancelled any claims or rights relating to or affecting the Company in excess of $1,000 in the aggregate or instituted or settled any Proceeding involving in excess of $10,000 in the aggregate;

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(j) Discharged Liabilities. Paid, discharged, cancelled, waived, or satisfied any claim, obligation, or liability in excess of $1,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the Ordinary Course of Business;

(k) Indebtedness. Created, incurred, assumed, or otherwise become liable for any Indebtedness or commit to any endeavor involving a commitment in excess of $1,000 in the aggregate, other than contractual obligations incurred in the Ordinary Course of Business;

(l) Guarantees. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

(m) Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(n) Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

(o) Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.13 Material Contracts.

The Company has delivered to Purchaser, prior to the date of this Agreement, true, correct, and complete copies of each of its Material Contracts.

(a) No Defaults. The Material Contracts of the Company are valid and binding agreements of the Company, as applicable, and are in full force and effect and are enforceable in accordance with their terms. Except as would not have a Material Adverse Effect, the Company is not in breach or default of any of its Material Contracts to which it is a party and, to the knowledge of the Company, no other party to any of its Material Contracts is in breach or default thereof. Except as would not have a Material Adverse Effect, no event has occurred or circumstance has existed that (with or without notice or lapse of time) would (i) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any of its Material Contracts or (ii) permit the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any of its Material Contracts. The Company has not received any notice and has no knowledge of any pending or threatened cancellation, revocation, or termination of any of its Material Contracts to which it is a party, and there are no renegotiations of, or attempts to renegotiate.

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2.14 Tax Returns and Audits.

(a) Tax Returns. (i) All material Tax Returns required to be filed by or on behalf of the Company have been timely filed and all such Tax Returns were (at the time they were filed) and are true, correct, and complete in all material respects; (ii) all Taxes of the Company required to have been paid (whether or not reflected on any Tax Return) have been fully and timely paid, except those Taxes which are presently being contested in good faith or for which an adequate reserve for the payment of such Taxes has been established on the Company’s balance sheet; (iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company or with respect to any Taxes payable by it; (iv) no Governmental Body in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or threat to the Company that the Company is or may be subject to taxation by such jurisdiction; (v) the Company has duly and timely collected or withheld, paid over and reported to the appropriate Governmental Body all amounts required to be so collected or withheld for all periods under all applicable laws; (vi) there are no Liens with respect to Taxes on the property or assets of the Company other than Permitted Liens; (vii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company for any period (or portion of a period) that would affect any period after the date hereof; and (viii) any adjustment of Taxes of the Company made by a Governmental Body in any examination that the Company is required to report to the appropriate provincial, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid. No state of fact exists or has existed which would constitute ground for the assessment of any tax liability by any Governmental Body. All Tax Returns filed by the Company are true, correct, and complete.

(b) No Adjustments, Changes. Neither the Company nor any other Person on behalf of the Company (a) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of provincial, local, or foreign law or (b) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of provincial, local, or foreign law.

(c) No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of or Tax Return filed or required to be filed by the Company, nor is any such claim or dispute pending or contemplated. The Company has made available to Purchaser true, correct, and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed or asserted against or agreed to by the Company since its formation and any and all correspondence with respect to the foregoing. The Company does not have any outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena, or request for information to or from a Governmental Body in connection with any Tax matter.

(d) No Tax Allocation, Sharing. The Company is not a party to any Tax allocation or sharing agreement. The Company (a) has not been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of provincial, local, or foreign law), and (b) does not have any liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of provincial, local, or foreign law) as a transferee or successor, by contract or otherwise.

2.15 Material Assets.

The financial statements of the Company reflect the material properties and assets (real and personal) owned or leased by them.

2.16 Insurance Coverage.

The Company has no insurance or general liability policies maintained by the Company on its properties and assets.

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2.17 Litigation; Orders.

There is no Proceeding (whether federal, provincial, local, or foreign) pending or, to the knowledge of the Company, threatened or appealable against or affecting the Company or any of its properties, assets, business, or employees. To the knowledge of the Company, there is no fact that might result in or form the basis for any such Proceeding. The Company is not subject to any Orders and has not received any written opinion or memorandum or legal advice from their legal counsel to the effect that the Company is exposed, from a legal standpoint, to any liability which would be material to its business. The Company is not engaged in any legal action to recover monies due it or for damages sustained by any of them.

2.18 Licenses.

Except as would not have a Material Adverse Effect, the Company possesses from the appropriate Governmental Body all licenses, permits, authorizations, approvals, franchises, and rights that are necessary for it to engage in its business as currently conducted and to permit it to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets (collectively, “Permits”). Except as would not have a Material Adverse Effect, the Company has not received any written notice from any Governmental Body or other Person that there is lacking any license, permit, authorization, approval, franchise or right necessary for the Company to engage in its business as currently conducted and to permit the Company to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. Except as would not have a Material Adverse Effect, the Permits are valid and in full force and effect. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit. The Company has not received any written notice from any Governmental Body or any other Person regarding: (a) any actual, alleged, possible, or potential contravention of any Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Permit. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Persons. All Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

2.19 Interested party Transactions.

No officer or director of the Company or Stockholder or any Affiliate, Related Person, or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person, either directly or indirectly, (a) has an interest in any Person which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish the Company any goods or services; (b) has a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected; or (c) is a party to any material agreements, contracts or commitments in effect as of the date hereof with the Company. “Related Person” means: (i) with respect to a particular individual, the individual’s immediate family which shall include the individual’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law and (ii) with respect to a specified individual or entity, any entity or individual that, directly or indirectly, controls, is controlled by, or is under common control with such specified entity or individual.

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2.20 Governmental Inquiries.

The Company has made available to Purchaser a copy of each material written inspection report, questionnaire, inquiry, demand, or request for information received by the Company from (and the response of the Company thereto), and each material written statement, report or other document filed by the Company with, any Governmental Body since its formation.

2.21 Bank Accounts and Safe Deposit Boxes.

The Company Disclosure Schedule discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box used by the Company, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

2.22 Intellectual Property.

Any Intellectual Property the Company uses in its business as presently conducted is owned by the Company or properly licensed, and no Person has asserted any claim challenging the Company’s ownership or rights therein.

2.23 Stock Option Plans; Employee Benefits.

(a) The Company does not have any employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided to the Company. The Company has no commitment, whether formal or informal and whether legally binding or not, to create any additional plan, arrangement, or practice similar to the Approved Plans.

2.24 Employee Matters.

(a) No former or current employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement (including, without limitation, any confidentiality, non-competition, or proprietary rights agreement) that in any way adversely affected, affects, or will affect (i) the performance of his, her or its duties to the Company, or (ii) the ability of the Company to conduct its business.

(b) The Company has no employees, directors, officers, consultants, independent contractors, representatives, or agents whose contract of employment or engagement cannot be terminated by three months’ notice.

(c) The Company is not required or obligated to pay, and since its formation, have not paid any moneys to or for the benefit of, any director, officer, employee, consultant, independent contractor, representative or agent of the Company.

(d) The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions or employment and wages and hours, and is not engaged in any unfair labor practice. There is no labor strike, dispute, shutdown, or stoppage actually pending or, to the knowledge of the Company or any of the Stockholders, threatened against or affecting the Company.

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2.25 Environmental and Safety Matters.

Except as would not have a Material Adverse Effect:

(a) the Company has at all times been and is in compliance with all Environmental Laws and Orders applicable to the Company, as applicable.

(b) There are no Proceedings pending or, to the knowledge of the Company, threatened against the Company alleging the violation of any Environmental Law or Environmental Permit applicable to the Company or alleging that the Company is a potentially responsible party for any environmental site contamination. None of the Company or any of the Stockholders is aware of, or has ever received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

(c) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Body or third Persons under any Environmental Laws applicable to the Company.

2.26 Material Customers.

Since its formation, none of the Material Customers (as hereinafter defined) of the Company has notified the Company or any of the Stockholders of their intent to terminate their business with the Company business because of any dissatisfaction on the part of any such person or entity. The Transactions have not caused any of the Material Customers of the Company to terminate or provide notice of their intent or threaten to terminate their business with the Company or to notify the Company or any of the Stockholders of their intent not to continue to do such business with the Company after the Closing. As used herein, “Material Customers” means those customers from whom the Company derives annual revenues in excess of US $5,000.

2.27 Inventories.

All inventories of the Company are of good, usable, and merchantable quality in all material respects, and, except as set forth in the Company Disclosure Schedule, do not include a material amount of obsolete or discontinued items. Except as set forth in the Company Disclosure Schedule, (a) all such inventories are of such quality as to meet in all material respects the quality control standards of the Company, (b) all such inventories are recorded on the books at the lower of cost or market value determined in accordance with GAAP, and (c) no write-down in inventory has been made or should have been made pursuant to GAAP during the past two years.

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2.28 Money Laundering Laws.

The operations of the Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (collectively, the “Money Laundering Laws”) and no Proceeding involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

2.29 Disclosure.

(a) Any information set forth in this Agreement, the Company Disclosure Schedule, or the Transaction Agreements shall be true, correct, and complete in all material respects.

(b) No statement, representation, or warranty of the Company or any of the Stockholders in this Agreement (taken with the Schedules) or the Transaction Agreements or any exhibits or schedules thereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

(c) Except as set forth in the Company Disclosure Schedule, none of the Company nor any of the Stockholders has any knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that adversely affects the assets or the business, prospects, financial condition, or results of operations of the Company.

(d) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the Schedules shall control.

(e) The books of account, minute books, and stock record books of the Company, all of which have been made available to Purchaser, are complete and accurate and have been maintained in accordance with sound business practices. Without limiting the generality of the foregoing, the minute books of the Company contain complete and accurate records of all meetings held, and corporate action taken, by the stockholders, the board of directors, and committees of the board of directors of the Company, as applicable, and no meeting of any such stockholders, board of directors, or committees has been held for which minutes have not been prepared and are not contained in such minute books.

2.30 Finders and Brokers.

(a) None of the Company or any of the Stockholders or any Person acting on behalf of the Company or any of the Stockholders has engaged any finder, broker, intermediary or any similar Person in connection with the Exchange.

(b) None of the Company or any of the Stockholders nor any Person acting on behalf of the Company or any of the Stockholders has entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Exchange is consummated.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Stockholders as of the date hereof:

3.1 Organization; Good Standing.

Purchaser is duly incorporated, validly and in good standing existing under the laws of the State of Nevada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be in good standing or to have such governmental licenses, authorizations, consents and approvals will not, in the aggregate, either (i) have a Material Adverse Effect on the business, assets or financial condition of Purchaser, or (ii) impair the ability of Purchaser to perform its obligations under this Agreement. Purchaser is duly qualified, licensed, or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing, or domestication, except where the failure to be so qualified, licensed, or domesticated will not have a Material Adverse Effect.

3.2 Purchaser Common Stock; Purchaser Derivative Securities.

(a) As of December 27, 2025, Purchaser has: (a) authorized capital stock which consists of 2,000,000,000 shares of Purchaser Common Stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share, of which 127,166,254 shares of Purchaser Common Stock and 770,291 shares of preferred stock are issued and outstanding. 34,250 shares of Preferred Stock have been designated as Series B Preferred Stock, of which 34,207 shares are issued and outstanding. 2,000,000 shares of preferred stock have been designated as Series I Convertible Preferred Stock, of which no shares are issued and outstanding. 2,000,000 shares of preferred stock have been designated as Series Q Convertible Preferred Stock, of which 636,084 shares are issued and outstanding. 200,000 shares of preferred stock have been designated as Series S Convertible Preferred Stock, of which 100,000 shares are issued and outstanding. All of such outstanding shares of capital stock have been validly issued and are fully paid and nonassessable. No shares of Purchaser Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Purchaser.

(b) Schedule 3.2(b) hereto lists, as of the date hereof, (i) each holder of issued and outstanding warrants, options, debentures, or convertible or exchangeable security of the Purchaser, (ii) the number and type of shares subject to each such security, (iii) the exercise price or exchange terms of each such security, and (iv) the termination date of each such security.

(c) The shares of Acquisition Stock and the shares of Purchaser Common Stock underlying the Acquisition Warrants, if and when issued in connection with this Agreement and the other Transactional Agreements, will be duly authorized, validly issued, fully paid, and nonassessable.

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3.3 Authority; Binding Nature of Agreements.

(a) The execution, delivery and performance of this Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by Purchaser in connection herewith have been duly authorized by all necessary corporate action on the part of Purchaser and its board of directors.

(b) This Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by Purchaser constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

(c) There is no pending Proceeding, and, to Purchaser’s knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Exchange or Purchaser’s ability to comply with or perform its obligations and covenants under the Transactional Agreements, and, to the knowledge of Purchaser, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

3.4 Non-contravention; Consents.

The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Exchange, by Purchaser will not, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a material violation of (i) Purchaser’s Articles of Incorporation or Bylaws or (ii) any resolution adopted by Purchaser’s Board of Directors or any committee thereof or the stockholders of Purchaser;

(b) to the knowledge of Purchaser, contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge the Exchange or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which Purchaser or any material assets owned or used by it are subject;

(c) to the knowledge of Purchaser, cause any material assets owned or used by Purchaser to be reassessed or revalued by any taxing authority or other Governmental Body;

(d) to the knowledge of Purchaser, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Purchaser or that otherwise relates to Purchaser’s business or to any of the material assets owned or used by Purchaser, where such contraventions, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would have a Material Adverse Effect on Purchaser;

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(e) contravene, conflict with or result in a material violation or material breach of, or material default under, any material Contract to which Purchaser is a party;

(f) give any Person the right to any payment by Purchaser or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of Purchaser in favor of any Person, in any such case as a result of the Exchange; or

(g) result in the imposition or creation of any material Lien upon or with respect to any material asset owned or used by Purchaser.

Except for Consents, filings or notices required under the state and federal securities laws or any other laws or regulations or as otherwise contemplated in this Agreement and the other Transactional Agreements, Purchaser will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of the Exchange.

3.5 Finders and Brokers.

(a) Neither Purchaser nor any Person acting on behalf of Purchaser has engaged any finder, broker, intermediary or any similar Person in connection with the Exchange.

(b) Purchaser has not entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Exchange is consummated.

3.6 Reports and Financial Statements; Absence of Certain Changes.

(a) Purchaser has filed all reports required to be filed with the SEC pursuant to the Exchange Act since April 17, 2023 (all such reports, including those to be filed prior to the Closing Date and all registration statements and prospectuses filed by Purchaser with the SEC, are collectively referred to as the “Purchaser SEC Reports”). All of the Purchaser SEC Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) complied in all material respects as to form with the applicable requirements of the Securities Act or Exchange Act and the rules and regulations thereunder, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Purchaser included in the Purchaser SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of Purchaser, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and (iii) present fairly the financial position of Purchaser as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the Purchaser SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of Purchaser, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and (iii) present fairly the financial position of Purchaser as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

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(b) Except as specifically contemplated by this Agreement or reflected in the Purchaser SEC Reports, since April 17, 2023, there has not been (i) any material adverse change in Purchaser’s business, assets, liabilities, operations, and, to the knowledge of Purchaser, no event has occurred that is likely to have a material adverse effect on Purchaser’s business, assets, liabilities or operations, (ii) any declarations setting aside or payment of any dividend or distribution with respect to the Purchaser Common Stock other than consistent with past practices, (iii) any material change in Purchaser’s accounting principles, procedures or methods, (iv) cancellation in writing of any material customer contract, or (v) the loss of any customer relationship which would have a material adverse effect on Purchaser’s business, assets, liabilities or operations.

3.7 Compliance with Applicable Law.

Except as disclosed in the Purchaser SEC Reports filed prior to the date of this Agreement and except to the extent that the failure or violation would not in the aggregate have a Material Adverse Effect on the business, results of operations or financial condition of Purchaser, to Purchaser’s knowledge, Purchaser holds all Governmental Authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of Purchaser is not being conducted in violation of, any Governmental Authorization applicable to Purchaser.

3.8 Complete Copies of Requested Reports.

Purchaser has delivered or made available true and complete copies of each document that has been reasonably requested by the Company or any of the Stockholders.

3.9 Full Disclosure.

(a) Neither this Agreement (including all Schedules and exhibits hereto) nor any of the Transactional Agreements contemplated to be executed and delivered by Purchaser in connection with this Agreement contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

(b) All of the information regarding Purchaser and its business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to the Company or any of the Stockholders by or on behalf of Purchaser or any of the Purchaser’s Representatives, is accurate and complete in all material respects.

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ARTICLE IV.

COVENANTS OF THE COMPANY AND THE STOCKHOLDERS

4.1 Access and Investigation.

The Company and each of the Stockholders shall ensure that, at all times during the Pre-Closing Period:

(a) The Company and each of the Stockholders and their Representatives provide Purchaser and its Representatives access, at reasonable times and with twenty-four (24) hours’ notice from Purchaser to the Company, to all of the premises and assets of the Company, to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and to responsible officers and employees of the Company, and the Company and its Representatives provide Purchaser and its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company as Purchaser may request in good faith;

(b) The Company and each of the Stockholders and their Representatives confer regularly with Purchaser upon its request concerning operational matters and otherwise report regularly (not less than semi-monthly and as Purchaser may otherwise request) to Purchaser and discuss with Purchaser and its Representatives concerning the status of the business, condition, assets, liabilities, operations, and financial performance of the Company, and promptly notify Purchaser of any material change in the business, condition, assets, liabilities, operations, and financial performance of the Company, or any event reasonably likely to lead to any such change.

4.2 Operation of the Business.

The Company and each of the Stockholders shall ensure that, during the Pre-Closing Period:

(a) The Company conducts its operations in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(b) The Company uses its commercially reasonable efforts to preserve intact its current business organization, keep available and not terminate the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with the Company;

(c) The Company does not declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any shares of its capital stock, and does not repurchase, redeem, or otherwise reacquire any shares of its capital stock or other securities, except with respect to the repurchase of shares of the Company Common Stock upon termination of employees at the original purchase price pursuant to agreements existing at the date hereof;

(d) The Company does not sell or otherwise issue (or grant any warrants, options, or other rights to purchase) any shares of capital stock or any other securities, except the issuance of the Company Common Stock pursuant to option grants to employees made under the Option Plan in the Ordinary Course of Business;

(e) The Company does not amend any of the Company’s Organizational Documents, and does not affect or become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) The Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

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(g) The Company does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, or employees;

(h) The Company does not change any of its methods of accounting or accounting practices in any respect;

(i) The Company does not make any Tax election;

(j) The Company does not commence or take any action or fail to take any action which would result in the commencement of any Proceeding;

(k) The Company does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the Ordinary Course of Business; (ii) incur, assume or prepay any indebtedness or obligation or any other liabilities or issue any debt securities, other than in the Ordinary Course of Business; (iii) assume, guarantee, endorse for the obligations of any other person, other than in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business; or (v) fail to maintain insurance consistent with past practices for its business and property;

(l) The Company pays all debts and Taxes, files all of its Tax Returns (as provided herein) and pays or performs all other obligations, when due;

(m) The Company does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products, or technology;

(n) The Company does not hire any new officer-level employee;

(o) The Company does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business;

(p) Except as otherwise contemplated hereunder, the Company does not enter into any transaction or take any other action outside the Ordinary Course of Business; and

(q) The Company does not enter into any transaction or take any other action that likely would cause or constitute a Breach of any representation or warranty made by it in this Agreement.

4.3 Filings and Consents; Cooperation.

The Company and each of the Stockholders shall ensure that:

(a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order, or contract, or otherwise) by the Company or any of the Stockholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is made or given as soon as possible after the date of this Agreement;

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(b) Each Consent required to be obtained (pursuant to any applicable Law, Order, or contract, or otherwise) by the Company or any of the Stockholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) The Company promptly delivers to Purchaser a copy of each filing made, each notice given, and each Consent obtained by the Company during the Pre-Closing Period; and

(d) During the Pre-Closing Period, the Company and its Representatives cooperate with Purchaser and Purchaser’s Representatives, and prepare and make available such documents and take such other actions as Purchaser may request in good faith, in connection with any filing, notice or Consent that Purchaser is required or elects to make, give or obtain.

4.4 Notification; Updates to Disclosure Schedules.

(a) During the Pre-Closing Period, the Company shall promptly notify Purchaser in writing of:

(i) the discovery by it of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which is contrary to any representation or warranty made by it in this Agreement or in any of the other Transactional Agreements, or that would upon the giving of notice or lapse of time, result in any of its representations and warranties set forth in this Agreement to become untrue or otherwise cause any of the conditions of Closing set forth in Article VI or Article VII not to be satisfied; and

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the express written consent of Purchaser) and that is contrary to any representation or warranty made by it in this Agreement, or that would upon the giving of notice or lapse of time, result in any of its representations and warranties set forth in this agreement to become untrue or otherwise cause any of the conditions of Closing set forth in Article VI or Article VII not to be satisfied.

(b) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 4.4(a) requires any material change in the Company Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Company Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then the Company, as applicable, shall promptly deliver to Purchaser an update to the Company Disclosure Schedule specifying such change.

(c) It will promptly update any relevant and material information provided to Purchaser after the date hereof pursuant to the terms of this Agreement.

4.5 Commercially Reasonable Efforts.

During the Pre-Closing Period, the Company shall use its commercially reasonable efforts to cause the conditions set forth in Article VI and Article VII to be satisfied on a timely basis and so that the Closing can take place on or before April 20, 2026, in accordance with Section 1.5, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue, or in any of the conditions of Closing set forth in Article VI or Article VII not being satisfied.

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4.6 Confidentiality; Publicity.

The Company and each of the Stockholders shall ensure that:

(a) The Company and each of the Stockholders and their Representatives keep strictly confidential the existence and terms of this Agreement prior to the issuance or dissemination of any mutually agreed upon press release or other disclosure hereof or under the Exchange Act; and

(b) Neither the Company, any of the Stockholders, nor any of their Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of its suppliers, customers, landlords, creditors or employees or to any other Person) regarding this Agreement and the Exchange; except in each case to the extent that it is required by law to make any such disclosure regarding such transactions or as separately agreed by the parties; provided, however, that, if it is required by law to make any such disclosure, the Company advises Purchaser, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

ARTICLE V.

COVENANTS OF PURCHASER

5.1 Notification.

During the Pre-Closing Period, Purchaser shall promptly notify the Company in writing of:

(a) The discovery by Purchaser of any event, condition, fact, or circumstance that occurred or existed on or prior to the date of this Agreement which is contrary to any representation or warranty made by Purchaser in this Agreement; and

(b) Any event, condition, fact, or circumstance that occurs, arises, or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of the Company) and that is contrary to any representation or warranty made by Purchaser in this Agreement;

5.2 Filings and Consents; Cooperation.

Purchaser shall ensure that:

(a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order, or contract, or otherwise) by Purchaser in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is made or given as soon as possible after the date of this Agreement;

(b) Each Consent required to be obtained (pursuant to any applicable Law, Order, or contract, or otherwise) by Purchaser in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

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(c) Purchaser promptly delivers to the Company and each Stockholder a copy of each filing made, each notice given and each Consent obtained by Purchaser during the Pre-Closing Period; and

(d) During the Pre-Closing Period, Purchaser and its Representatives cooperate with the Company and their Representatives, and prepare and make available such documents and take such other actions as the Company may request in good faith, in connection with any filing, notice or Consent that the Company is required or elects to make, give or obtain.

5.3 Commercially Reasonable Efforts.

During the Pre-Closing Period, Purchaser shall use its commercially reasonable efforts to cause the conditions set forth in Article VI and Article VII to be satisfied on a timely basis and so that the Closing can take place on or before April 20, 2026, or as soon thereafter as is reasonably practical, in accordance with Section 1.5, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of Purchaser set forth in this Agreement becoming untrue or in any of the conditions of closing set forth in Article VI or Article VII not being satisfied.

5.4 Disclosure of Confidential Information.

(a) Each of Purchaser and each of the Stockholders acknowledges and agrees that it or he or it, respectively, may receive Confidential Information in connection with this Transaction, including, without limitation, the Company Disclosure Schedule and any information disclosed during the due diligence process, the public disclosure of which will harm the disclosing party’s business. The Receiving Party may use Confidential Information only in connection with the Transaction. The results of the due diligence review may not be used for any other purpose other than in connection with the Transaction. Except as expressly provided in this Agreement, the Receiving Party shall not disclose Confidential Information to anyone without the Disclosing Party’s prior written consent. The Receiving Party shall take all reasonable measures to avoid disclosure, dissemination, or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature. The Receiving Party shall not export any Confidential Information in any manner contrary to the export regulations of the governmental jurisdiction to which it is subject.

(b) The Receiving Party may disclose Confidential Information as required to comply with binding orders of governmental entities that have jurisdiction over it, provided that the Receiving Party (i) gives the Disclosing Party reasonable notice (to the extent permitted by law) to allow the Disclosing Party to seek a protective order or other appropriate remedy, (ii) discloses only such information as is required by the governmental entity, and (iii) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed.

(c) All Confidential Information shall remain the exclusive property of the Disclosing Party. The Disclosing Party’s disclosure of Confidential Information shall not constitute an express or implied grant to the Receiving Party of any rights to or under the Disclosing Party’s patents, copyrights, trade secrets, trademarks, or other intellectual property rights.

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(d) The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by the Receiving Party. The Receiving Party shall cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of such Confidential Information and prevent its further unauthorized use.

(e) The Receiving Party shall return or destroy all tangible materials embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) promptly following the Disclosing Party’s written request; provided, however, that, subject to the provisions of this Agreement, the Receiving Party may retain one copy of such materials in the confidential, restricted access files of its legal department for use only in the event a dispute arises between the parties related to the Transaction and only in connection with that dispute. At the Disclosing Party’s option, the Receiving Party shall provide written certification of its compliance with this Section.

5.5 Indemnification.

(a) The Company and each of the Stockholders, jointly and severally, shall defend, indemnify, and hold harmless Purchaser, and its respective employees, officers, directors, stockholders, controlling persons, affiliates, agents, successors and assigns (collectively, the “Purchaser Indemnified Persons”), and shall reimburse the Purchaser Indemnified Person, for, from and against any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising out of or resulting from:

(i) any untrue representations, misrepresentations, or breaches of warranties by or of the Company or any of the Stockholders contained in or pursuant to this Agreement and/or the Company Disclosure Schedule;

(ii) any breach or nonfulfillment of any covenant, agreement or other obligation by or of the Company or any of the Stockholders (only to the extent made or occurring prior to or at the Closing) contained in or pursuant to this Agreement, the Transaction Agreements executed by the Company or any of the Stockholders in their capacity solely as a Stockholder, the Company Disclosure Schedule, or any of the other agreements, documents, schedules or exhibits to be entered into by the Company or any of the Stockholders in their individual capacity pursuant to or in connection with this Agreement;

(iii) all Pre-Closing liabilities of the Company or each of the Stockholders; and

(iv) any liability, claim, action or proceeding of any kind whatsoever, whether instituted or commenced prior to or after the Closing Date, which directly or indirectly relates to, arises or results from, or occurs in connection with facts or circumstances relating to the conduct of business of the Company or the assets of the Company, or events or circumstances existing on or prior to the Closing Date.

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(b) Purchaser shall defend, indemnify, and hold harmless the Company and its respective affiliates, agents, successors, and assigns (collectively, the “Company Indemnified Persons”), and shall reimburse the Company Indemnified Persons, for, from and against any Damages, directly or indirectly, relating to, resulting from, or arising out of:

(i) any untrue representation, misrepresentation, or breach of warranty by or of Purchaser contained in or pursuant to this Agreement;

(ii) any breach or nonfulfillment of any covenant, agreement, or other obligations by or of Purchaser contained in or pursuant to this Agreement, the Transaction Agreements or any other agreements, documents, schedules, or exhibits to be entered into or delivered to pursuant to or in connection with this Agreement.

(c) Promptly after receipt by an indemnified Party under this Section 5.5 of this Agreement of notice of a claim against it (“Claim”), such indemnified Party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of such Claim, but the failure to so notify the indemnifying Party will not relieve the indemnifying Party of any liability that it may have to any indemnified Party, except to the extent that the indemnifying Party demonstrates that the defense of such action is prejudiced by the indemnified Party’s failure to give such notice.

(d) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

ARTICLE VI.

CLOSING CONDITIONS OF PURCHASER

Purchaser’s obligations to affect the Closing and consummate the Exchange are subject to the satisfaction of each of the following conditions:

6.1 Accuracy of Representations and Warranties.

The representations and warranties of the Company and each of the Stockholders in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing. The Company and each of the Stockholders shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

6.2 Additional Conditions to Closing.

(a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance of the Acquisition Stock and the transfer of the Stock shall have been received.

(b) No preliminary or permanent injunction or other order by any federal, state, or foreign court of competent jurisdiction which prohibits the consummation of the Exchange shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated, or enforced by any court or governmental authority which prohibits or restricts the consummation of the Exchange. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Exchange, other than those the failure to obtain which would not materially adversely affect the consummation of the Exchange or in the aggregate have a material adverse effect on Purchaser and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

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(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, by any Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any material condition or material restriction upon Purchaser or its subsidiaries or the Company, including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Exchange as to render inadvisable the consummation of the Exchange.

6.3 Performance of Agreements.

The Company or any of the Stockholders, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required to be performed by the Company or any of the Stockholders, as the case may be, pursuant to this Agreement, except as Purchaser has otherwise consented in writing.

6.4 Consents.

Each of the Consents identified or required to have been identified in the Company Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents, which have been expressly waived by Purchaser.

6.5 No Material Adverse Change and Satisfactory Due Diligence.

There shall not have been any material adverse change in the business, condition, assets, liabilities, operations, or financial performance of the Company since the date of this Agreement as determined by Purchaser in its discretion. Purchaser shall be satisfied in all respects, in its sole and discretion, with the results of its due diligence review of the Company.

6.6 The Company Closing Certificate.

In addition to the documents required to be received under this Agreement, Purchaser shall also have received the following documents:

(a) copies of resolutions of the Company, certified by a Secretary, Assistant Secretary, or other appropriate officer of the Company, authorizing the execution, delivery and performance of this Agreement and other Transactional Agreements;

(b) good standing certificate of the Company; and

(c) such other documents as Purchaser may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company, (ii) evidencing the compliance by the Company, or the performance by the Company of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VII or this Article VI, or (iv) otherwise facilitating the consummation or performance of the Exchange.

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6.7 Transactional Agreements.

Each Person (other than Purchaser) shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

6.8 Delivery of Stock Certificates, Minute Book, and Corporate Seal.

The Company or any of the Stockholders shall have delivered to Purchaser the stock books, stock ledgers, minute books, and corporate seal of the Company.

ARTICLE VII.

CLOSING CONDITIONS OF THE STOCKHOLDERS

The Stockholders’ obligations to affect the Closing and consummate the Exchange are subject to the satisfaction of each of the following conditions:

7.1 Accuracy of Representations and Warranties.

The representations and warranties of Purchaser in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing and Purchaser shall have performed all obligations in this Agreement required to be performed or observed by it on or prior to the Closing.

7.2 Additional Conditions to Closing.

(a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance and transfer of the Acquisition Stock by Purchaser and the transfer of the Stock by the Company shall have been received.

(b) No preliminary or permanent injunction or other order by any federal, state, or foreign court of competent jurisdiction which prohibits the consummation of the Exchange shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated, or enforced by any court or governmental authority which prohibits or restricts the consummation of the Exchange. All Requisite Regulatory Approvals shall have been filed, occurred, or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon Purchaser, its subsidiaries, the Company or any of their subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Exchange as to render inadvisable the consummation of the Exchange.

(d) The Company shall have entered into employment agreements with Matthew Morgan and Derek Petersen, substantially in the form attached hereto as Exhibit C. With respect to Messrs. Morgan and Peterson, the employment agreements will provide that the Purchaser may utilize up to approximately 20% of their time to provide services directly to the Purchaser although all tax reporting will occur with the Company.

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7.3 Purchaser Closing Certificates.

The Stockholders shall have received the following documents:

(a) copies of resolutions of Purchaser, certified by a Secretary, Assistant Secretary, or other appropriate officer of Purchaser, authorizing the execution, delivery, and performance of the Transactional Agreements and the Exchange;

(b) copies of recently dated good standing certificates for the State of Nevada; and

(c) such other documents as the Company may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Purchaser, (ii) evidencing the compliance by Purchaser with, or the performance by Purchaser of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VI or this Article VII, or (iv) otherwise facilitating the consummation or performance of the Exchange.

7.4 No Material Adverse Change.

There shall not have been any material adverse change in Purchaser’s business, condition, assets, liabilities, operations, or financial performance since the date of this Agreement.

7.5 Performance of Agreements.

Purchaser shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by Purchaser pursuant to this Agreement, except as the Company and each of the Stockholders have otherwise consented in writing.

7.6 Consents.

Each of the Consents identified or required to have been identified in Section 3.4 shall have been obtained and shall be in full force and effect, other than those Consents the absence of which shall not have a material adverse effect on Purchaser.

7.7 Purchaser Common Stock.

On the Closing Date, shares of Purchaser Common Stock shall be eligible for listing on a tier of The Nasdaq Stock Market LLC.

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ARTICLE VIII.

FURTHER ASSURANCES

8.1 Further Assurances. Each of the parties hereto agrees that it or he or it, respectively, will, from time to time after the date of this Agreement, execute and deliver such other certificates, documents, and instruments and take such other action as may be reasonably requested by any other party hereto to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Articles VI and VII. The Company and all of the Stockholders shall reasonably cooperate with Purchaser in its obtaining of the books of account, minute books, and stock record books and all other books and records of the Company, or in preparing any solicitation materials to be sent to the stockholders of Purchaser in connection with the approval of the Exchange and the transactions contemplated by the Transactional Agreements.

ARTICLE IX.

TERMINATION

9.1 Termination.

This Agreement may be terminated and the Exchange abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Purchaser, the Company and each of the Stockholders;

(b) by Purchaser if (i) there is a material Breach of any covenant or obligation of the Company or any of the Stockholders; provided, however, that, if such Breach is, or Breaches are, capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 calendar days of delivery of the written notice of such Breach or (ii) Purchaser reasonably determines that the timely satisfaction of any condition set forth in Article VI has become impossible or impractical (other than as a result of any failure on the part of Purchaser to comply with or perform its covenants and obligations under this Agreement or any of the other Transactional Agreements);

(c) by the Company if (i) there is a material Breach of any covenant or obligation of Purchaser; provided, however, that if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach or (ii) the Company reasonably determines that the timely satisfaction of any condition set forth in Article VII has become impossible or impractical (other than as a result of any failure on the part of the Company or any Stockholder to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements);

(d) by Purchaser if the Closing has not taken place on or before May 31, 2026 (except if as a result of any failure on the part of Purchaser to comply with or perform its covenants and obligations under this Agreement or in any other Transactional Agreement);

(e) by the Company if the Closing has not taken place on or before /May 31, 2026 (except if as a result of the failure on the part of the Company or the Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other Transactional Agreement);

(f) by the Purchaser, on the one hand, or the Company or each of the Stockholders, on the other hand, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Exchange and such order, decree, ruling, or any other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (e) shall have used all commercially reasonable efforts to remove such order, decree, or ruling; or

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(g) The parties hereby agree and acknowledge that a breach of the provisions of Sections 4.1, 4.2, 4.3, 4.4, and 4.6 are, without limitation, material Breaches of this Agreement.

9.2 Termination Procedures.

If the Purchaser wishes to terminate this Agreement pursuant to Section 9.1, the Purchaser shall deliver to the Company and each of the Stockholders a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1, the Company shall deliver to Purchaser a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement. No Stockholder has any termination rights hereunder.

9.3 Effect of Termination.

In the event of termination of this Agreement as provided above, this Agreement shall forthwith have no further effect. Except for a termination resulting from a Breach by a party to this Agreement, there shall be no liability or obligation on the part of any party hereto. In the event of a breach, the remedies of the non-breaching party shall be to seek damages from the breaching party or to obtain an order for specific performance, in addition to or in lieu of other remedies provided herein. Upon request after termination, each party will redeliver or, at the option of the party receiving such request, destroy all reports, work papers and other material of any other party relating to the Exchange, whether obtained before or after the execution hereof, to the party furnishing same; provided, however, that the Company and each of the Stockholders shall, in all events, remain bound by and continue to be subject to Section 4.6 and all parties hereto shall in all events remain bound by and continue to be subject to Sections 5.4 and 5.5.

Notwithstanding the above, both the Purchaser, on the one hand, and the Company and each of the Stockholders, on the other hand, shall be entitled to announce the termination of this Agreement by means of a mutually acceptable press release.

ARTICLE X.

MISCELLANEOUS

10.1 Survival of Representations and Warranties.

All representations and warranties of the Company and the Stockholders in this Agreement and the Company Disclosure Schedule shall survive indefinitely. The right to indemnification, reimbursement, or other remedy based on such representations and warranties will not be affected by any investigation conducted by any of the parties hereto.

10.2 Expenses.

Except as otherwise set forth herein, each of the parties to the Exchange shall bear its or his or its respective own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

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10.3 Entire Agreement.

This Agreement and the other Transactional Agreements contain the entire agreement of the parties hereto, and supersede any prior written or oral agreements among them concerning the subject matter contained herein or therein. There are no representations, agreements, arrangements, or understandings, oral or written, among the parties to this Agreement relating to the subject matter contained in this Agreement and the other Transaction Agreements, which are not fully expressed herein or therein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

10.4 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.5 Descriptive Headings.

The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

10.6 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the Business Day delivered in the place of such other delivery if sent by email (provided that no bounceback or similar “undeliverable” message is received by such sender) prior to 5:00 p.m. Pacific Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

If to Purchaser:

ALT5 Sigma Corporation

8548 Rozita Lee Avenue, Suite 305

Las Vegas, Nevada 89113

Attention: Chief Executive Officer

Email: t.isaac@isaac.com

with a mandatory copy to (which shall not constitute notice):

Clark Hill

555 South Flower Street, 24th Floor

Los Angeles, California 90071

Attention: Randy Katz

Email: rkatz@clarkhill.com

If to the Company:

Block Street Corp.

701 S. Carson Street, Ste. 200

Carson City, Nevada 89701

Attention: Chief Executive Officer

Email: matthew.morgan@live.com

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with a mandatory copy to (which shall not constitute notice):

Law Offices of Thomas E. Puzzo, PLLC

3823 44th Ave. NE

Seattle, Washington 98105

Attention: Thomas Puzzo

Email: tpuzzo@puzzolaw.com

If to any of the Stockholders:

c/o Block Street Corp.

701 S. Carson Street, Ste. 200

Carson City, Nevada 89701

Attention: Chief Executive Officer

Email: matthew.morgan@live.com

or to such address or addresses as a party hereto shall have previously designated by notice to the sender given in accordance with this Section.

10.7 Choice of Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada without regard to choice of law principles. Each of the parties hereto consents to the jurisdiction of the courts of the State of Nevada, Clark County and to the federal courts located in the Clark County, State of Nevada.

10.8 Binding Effect; Benefits.

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer, except as expressly provided in Section 5.5, on any Person other than the parties or their respective successors and permitted assigns, the Stockholders, and other Persons expressly referred to herein, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.9 Assignability.

Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party without the prior written consent of the other parties, which consent may be withheld, delayed, denied, or conditioned for any reason or for no reason, and any attempted assignment without such consent shall be void.

10.10 Waiver and Amendment.

Any term or provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect. The Company and each of the Stockholders hereby acknowledge their intent that this Agreement includes as a party any holder of capital stock in the Company at the time of Closing. The Purchaser, the Company, and each of the Stockholders therefore agree that this Agreement may be amended, without the further consent of any party to this Agreement, (i) to add as a new Stockholder any then-existing record and beneficial stockholder of the Company and (ii) to modify Schedule 1 to reflect the addition of such stockholder.

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10.11 Attorneys’ Fees.

In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ and experts’ fees and costs, in addition to such other relief as may be granted.

10.12 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.13 Construction.

In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has or has had the opportunity to consult independent legal counsel regarding the legal effect and meaning of this document and all terms and conditions hereof; (c) has been afforded the opportunity to negotiate as to any and all terms hereof; and (d) has executed this Agreement voluntarily, free from any influence, coercion, or duress of any kind. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

[signature pages follow]

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

Purchaser:

ALT5 SIGMA CORPORATION

By:
Name:	Tony Isaac
Title:	Acting Chief Executive Officer

The Company:

BLOCK STREET CORP.

By:
Name:	Matthew Morgan
Title:	President

Stockholders of Block Street Corp.:

Name:	Matthew Morgan
(record and beneficial holder of 40,000 shares of Company Common Stock)/

Name:	Kyle Klemmer
(record and beneficial holder of 25,000 shares of Company Common Stock)

Name:	Derek Petersen
(record and beneficial holder of 17,500 shares of Company Common Stock)

ORTHOGONAL THINKER INC.

By:
Name:	David Nikzad
Title:	Chief Executive Officer
(record and beneficial holder of 17,500 shares of Company Common Stock)

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement. “Agreement” shall mean this Stock Exchange Agreement to which this Exhibit A is attached (including all Disclosure Schedules and all Exhibits), as it may be amended from time to time.

Approved Plans. “Approved Plans” shall mean a stock option or similar plan for the benefit of employees or others, which has been approved by the Stockholders of the Company.

Company Common Stock. “Company Common Stock” shall have the meaning specified in the Recitals.

Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation, or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation, or other provision.

Certificates. “Certificates” shall have the meaning specified in Section 1.3 of the Agreement.

Purchaser. “Purchaser” shall have the meaning specified in the first paragraph of the Agreement.

Purchaser Common Stock. “Purchaser Common Stock” shall mean the shares of common stock of Purchaser.

Purchaser SEC Reports. “Purchaser SEC Reports” shall have the meaning specified in Section 3.6(a) of the Agreement.

Closing. “Closing” shall have the meaning specified in Section 1.5 of the Agreement.

Closing Date. “Closing Date” shall have the meaning specified in Section 1.5 of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

Confidential Information. “Confidential Information” shall mean all nonpublic information disclosed by one party or its agents (the “Disclosing Party”) to the other party or its agents (the “Receiving Party”) that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation (i) nonpublic information relating to the Disclosing Party’s technology, customers, vendors, suppliers, business plans, intellectual property, promotional and marketing activities, finances, agreements, transactions, financial information, and other business affairs, and (ii) third-party information that the Disclosing Party is obligated to keep confidential.

EXHIBIT A page 1 of 5

Confidential Information does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party, (iii) is received from a third party who, to the knowledge of the Receiving Party, did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by the Receiving Party without reference to any Confidential Information.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

Company Disclosure Schedule. The “Company Disclosure Schedule” shall have the meaning specified in introduction to Article II of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, or entity.

Environmental Laws. “Environmental Laws” shall mean any Law or other requirement relating to the protection of the environment, health, or safety from the release or disposal of hazardous materials.

Environmental Permit. “Environmental Permit” means all licenses, permits, authorizations, approvals, franchises, and rights required under any applicable Environmental Law or Order.

Equity Securities. “Equity Security” shall mean any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

Exchange Act. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

GAAP. “GAAP” shall mean United States Generally Accepted Accounting Principles, applied on a consistent basis.

Governmental Authorization. “Governmental Authorization” shall mean any:

(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification, or authorization that is issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or

(b) right under any contract with any Governmental Body.

EXHIBIT A page 2 of 5

Governmental Body. “Governmental Body” shall mean any:

(a) nation, principality, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); or

(d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including any court, arbitrator, administrative agency or commissioner, or other governmental authority or instrumentality.

Indebtedness. “Indebtedness” shall mean any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

Intellectual Property. “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

Knowledge. A corporation shall be deemed to have “knowledge” of a particular fact or matter only if a director or officer of such corporation has, had, or should have had knowledge of such fact or matter.

Laws. “Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational, or other law (including common law), constitution, statute, code, ordinance, rule, regulation, or treaty applicable to such Person.

Lien. “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, or charge, right of first refusal, encumbrance or other adverse claim or interest of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

EXHIBIT A page 3 of 5

Material Adverse Effect. “Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the affected party, in each case taken as a whole or (b) materially impair the ability of the affected party to perform its obligations under this Agreement and the Transaction Agreements, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the affected party operates.

Material Contract. “Material Contract” means any and all agreements, contracts, arrangements, understandings, leases, commitments or otherwise, providing for potential payments by or to the company in excess of $1,000, and the amendments, supplements, and modifications thereto.

Nasdaq Minimum Price. “Nasdaq Minimum Price” means a price that is the lower of: (i) the closing price per share of Purchaser Common Stock (as reflected on Nasdaq.com) immediately preceding the Closing of this Agreement; or (ii) the average closing price of the Purchaser Common Stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the Closing Date.

Order. “Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

Ordinary Course of Business. “Ordinary Course of Business” shall mean an action taken by the Company if (i) such action is taken in normal operation, consistent with past practices, (ii) such action is not required to be authorized by the Stockholders, Board of Directors or any committee of the Board of the Directors or other governing body of the Company and (iii) does not require any separate or special authorization or consent of any nature by any Governmental Body or third party.

Permitted Liens. “Permitted Liens” shall mean (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; and (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, or investigation, commenced, brought, conducted, or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

EXHIBIT A page 4 of 5

Representatives. “Representatives” of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors, and representatives of such party, including, without limitation, all subsidiaries of such specified party, and all such Persons with respect to such subsidiaries. The Related Persons of the Company shall be deemed to be “Representatives” of the Company, as applicable.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the United States Securities Act of 1933, as amended.

Taxes. “Taxes” shall mean all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

Tax Group. “Tax Group” shall mean any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Company is now or was formerly a member.

Tax Return. “Tax Return” shall mean any return, declaration, report, claim for refund or credit, information return, statement, or other similar document filed with any Governmental Body with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Transaction Agreements. “Transactional Agreements” shall mean this Agreement, the Acquisition Warrants, the Employment Agreements, and any agreement or document to be executed pursuant to this Agreement.

EXHIBIT A page 5 of 5

EXHIBIT B-1

[form of Section 1.2(b)(i) Acquisition Warrant]

EXHIBIT B-1

EXHIBIT B-2

[form of Section 1.2(b)(ii) Acquisition Warrant]

EXHIBIT B-2

EXHIBIT C

[form of Employment Agreement]

EXHIBIT C

SCHEDULE 1

Stockholders

Name	Number of Shares of Company Common Stock Held	Percent of Shares of Company Common Stock Held
Matthew Morgan	40,000	40.0%
Kyle Klemmer	25,000	25.0%
Derek Petersen	17,500	17.5%
Orthogonal Thinker, Inc.	17,500	17.5%
TOTALS	100,000	100.0%

Name	Number of Shares of Acquisition Stock to be Issued	Number of Shares of Acquisition Warrant Stock underlying Section 1.2(b)(i) and (ii) Acquisition Warrants to be Granted
Matthew Morgan	5,068,103	6,335,128 / 6,757,470
Kyle Klemmer	3,167,564	3,959,455 / 4,223,419
Derek Petersen	2,217,295	2,771,619 / 2,956,393
Orthogonal Thinker, Inc.	2,217,295	2,771,619 / 2,956,393
TOTALS	12,670,257	15,837,821 / 16,893,675

SCHEDULE 1